Exhibit 23.2
Consent of Independent Auditors
          We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-137562) and related prospectus of Williams Partners L.P., and in the registration statement on Form S-8 (No. 333-128881) and related prospectus of Williams Partners L.P. of our report dated February 23, 2009, with respect to the financial statements of Wamsutter LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
February 23, 2009